UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2013

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2013, the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) elected Amy E. Alving to join the Board. As of the date of this filing, the Board committees on which Dr. Alving will serve have not been determined.

Dr. Alving, age 50, served as the Chief Technology Officer and a Senior Vice President at Science Applications International Corporation ("SAIC"), an engineering and technology applications company, from December 2007 to September 2013. Prior positions include director of the Special Projects Office at the Defense Advanced Research Projects Agency, White House Fellow, and a tenured faculty member at the University of Minnesota. Dr. Alving is currently a member of the Board of Directors of Pall Corporation, where she serves as a member of the Nominating/Governance Committee. In addition, she is a member of the Defense Science Board and the Council on Foreign Relations.

In accordance with Fannie Mae’s non-management director compensation practices, Dr. Alving will be paid a cash retainer at a rate of $160,000 per year for serving as a Board member. In accordance with its customary practice, Fannie Mae is entering into an indemnification agreement with Dr. Alving, the form of which was filed as Exhibit 10.15 to Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 26, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

October 22, 2013	By:	/s/ Timothy J. Mayopoulos

Name: Timothy J. Mayopoulos
Title: President and Chief Executive Officer